U. S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
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                                                     SEC File Number: 2-35669
                                                     CUSIP Number:  843805102

                           NOTIFICATION OF LATE FILING

                                  (Check One):

(X) Form 10-K  ( ) Form 20-F  ( ) Form 11-K  ( ) Form 10-Q  ( ) Form N-SAR

     Form Period Ended:

     ( )  Transition Report on Form 10-K
     ( )  Transition Report on Form 20-F
     ( )  Transition Report on Form 11-K
     ( )  Transition Report on Form 10-Q
     ( )  Transition Report on Form N-SAR

     For the Transition Period Ended:

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     Read Attached Instruction Sheet Before Preparing Form. Please Print or
     Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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     PART I -- Registrant Information
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     Full Name of Registrant:
          Southern Security Life Insurance Company

     Former Name if Applicable:  n/a

     Address of Principal Executive Office (Street and Number):
          755 Rinehart Road

     City, State and zip Code:
          Lake Mary, Florida 32746

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     PART II -- Rules 12b-25 (b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

     (X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-K, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     ( ) (c) The accountant's statement or other exhibit required by Rule 12B-25(c) has been attached if applicable.

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     PART III -- Narrative
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     State below in reasonable detail the reasons why Form 10-K, Form 20-K, 11-K or Form N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     The Registrant and its consulting actuaries, KPMG Peat Marwick, LLP, are still in the process of accumulating and analyzing information required for the December 31, 1997 10-K of the Registrant. The extension should be adequate for the accumulation of the remaining information.

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     PART IV -- Other Information
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     (1) Name and telephone number of person to contact in regard to this notification:

         David C. Thompson                (407)           321-7113
             (Name)                    (Area Code)   (Telephone Number)

     (2) Have all other periodic reports under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               (X)  Yes   (  )  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               (  )  Yes   (X)  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Southern Security Life Insurance Company
                  (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: March 31, 1998               By:/s/ David C. Thompson
                                           David C. Thompson
                                           Executive Vice President

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive office), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.